                                                                     EXHIBIT 4.2




        First Amendment to Data Dimensions, Inc. 1997 Stock Option Plan, as adopted by the Board of Directors on April 2, 1999 and approved by the shareholders on May 18, 1999.

        1. Section 4.1 of the Data Dimensions, Inc. 1997 Stock Option Plan is hereby amended to provide for the option and sale in the aggregate of up to 2,500,000 shares of Common Stock.